Exhibit 99.1

June 30, 2025
To: All the Home Depot, Inc. Associates
From: Ted Decker
Subject: SRS to Acquire GMS

Hi team,

This morning, I’d like to share the exciting news that The Home Depot has entered into a definitive agreement for SRS to acquire GMS Inc., a leading building materials distribution company serving residential and commercial contractors across the U.S. and Canada. Following the completion of the acquisition, GMS will be a wholly owned subsidiary of SRS Distribution.

GMS is one of the leading distributors of specialty building products including drywall, ceilings, steel framing and other complementary products related to construction and remodeling projects. This acquisition will expand SRS’s offerings and expertise into new verticals that are adjacent to its existing business and will accelerate SRS’s vision of becoming a leading multi-category building materials distributor. GMS brings differentiated capabilities, product categories, and customer relationships that are highly complementary to SRS’s business today. Together, the SRS and GMS network will comprise more than 1,200 locations and a fleet of more than 8,000 trucks across 48 states and six Canadian provinces, expanding SRS’s distribution footprint, including branch growth into Canada.

Winning with our Pro customers will fuel The Home Depot’s next growth chapter, and we’re attacking this opportunity in several strategic ways. The work we’ve done so far—and continue to do—to build our Pro capabilities is critical to growing share of wallet with this important customer segment. Last year’s acquisition of SRS helped us create significant cross-selling synergies, accelerate our enterprise trade credit program, and many other initiatives that are driving customer value and operational efficiency. With the combination of SRS and GMS, we’ll be able to unlock even more opportunities for growth.

John “JT” Turner, along with his senior leadership team, will continue to lead GMS as part of the SRS organization, reporting to Dan Tinker.

Please keep in mind that this acquisition is subject to customary closing conditions, including the receipt of required regulatory approvals, and has not yet closed. Until it does, The Home Depot (including SRS) and GMS must continue to operate independently and carry on “business as usual” in all respects. In the coming weeks and months, Home Depot associates should not contact anyone at GMS or comment on the announcement in public forums or online. If you are approached for comment by the press or other third parties, please contact Public_Relations@HomeDepot.com or Investor_Relations@HomeDepot.com.

I’m looking forward to welcoming JT and the entire GMS team to The Home Depot family and am excited about the opportunities ahead.

Ted Decker

Chair, President and CEO, The Home Depot

Additional Information and Where to Find It

The tender offer for all of the outstanding shares of GMS common stock referenced in this communication has not yet commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell securities, nor is it a substitute for the tender offer materials that The Home Depot and its acquisition subsidiary will file with the Securities and Exchange Commission (the “SEC”) upon the commencement of the tender offer. The solicitation and offer to buy GMS stock will only be made pursuant to an Offer to Purchase and related tender offer materials. At the time the tender offer is commenced, The Home Depot and its acquisition subsidiary will file a tender offer statement on Schedule TO and thereafter GMS will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer. THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 WILL CONTAIN IMPORTANT INFORMATION. GMS STOCKHOLDERS ARE URGED TO READ THESE DOCUMENTS CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT HOLDERS OF GMS SECURITIES SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SECURITIES. The Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, will be made available to all holders of GMS stock at no expense to them. The tender offer materials and the Solicitation/Recommendation Statement will be made available for free at the SEC’s website at www.sec.gov. Additional copies may be obtained for free by contacting The Home Depot or GMS. Copies of the documents filed with the SEC by GMS will be available free of charge on GMS’s internet website at https://investor.gms.com. Copies of the documents filed with the SEC by The Home Depot will be available free of charge on The Home Depot’s internet website at https://ir.homedepot.com/ or by contacting The Home Depot’s Investor Relations Department at (770) 384-2871.

In addition to the Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, The Home Depot and GMS each file annual, quarterly and current reports and other information with the SEC. The Home Depot and GMS’s filings with the SEC are also available to the public from commercial document-retrieval services and at the website maintained by the SEC at http://www.sec.gov.